Exhibit 99.1

CONTACT INFORMATION:

Investors and Financial Media:

George Zagoudis

Financial Relations Board

312-640-6663

NARA BANCORP, INC. ANNOUNCES CLOSING OF COMMON STOCK OFFERING

Los Angeles, October 27, 2009 — Nara Bancorp, Inc. (“Nara” or the “Company”) (Nasdaq: NARA) announced that on October 27, 2009, it had sold $86.25 million of its common stock through the previously announced public offering of 11.5 million shares of the Company’s common stock at a price of $7.50 per share, including 10 million primary shares and 1.5 million additional shares on exercise by the underwriter of its over-allotment option. The offering was underwritten by Keefe, Bruyette & Woods, Inc. and provided net proceeds to the Company of approximately $82 million, after deducting underwriting discounts and commissions and estimated offering expenses.

The shares were issued pursuant to a prospectus supplement filed as part of a shelf registration statement previously filed with the Securities and Exchange Commission on Form S-3 (No. 333-161992).

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy shares of Nara common stock, nor shall there be any offer or sale of shares of Nara common stock in any state in which such offer, solicitation or sale would be unlawful. The registration statement relating to the common stock has been filed with the Securities and Exchange Commission and is effective. The prospectus supplement and the accompanying prospectus by which the offering was made may be obtained from Keefe, Bruyette & Woods, Inc., Equity Capital Markets, 787 Seventh Avenue, 4th Floor, New York, NY 10019 or by calling toll free (800) 966-1559.

About Nara Bancorp, Inc.

Nara Bancorp, Inc. is the parent company of Nara Bank, which was founded in 1989. Nara Bank is a full-service community bank headquartered in Los Angeles. Nara Bank operates 21 full-service branches in California, New York, and New Jersey, and a loan production office in Texas. Nara Bank was founded specifically to serve the needs of Korean-Americans. Presently, Nara Bank serves a diverse group of customers mirroring its communities. Nara Bank specializes in core business banking products for small and medium-sized companies, with an emphasis in commercial real estate and business lending, SBA lending and international trade financing. Nara Bank is a member of the FDIC and is an Equal Opportunity Lender.

Forward-Looking Information

This press release contains forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These risks and uncertainties include but are not limited to economic, competitive, governmental and technological factors affecting the Company’s operations, markets, products, services and pricing. Readers should carefully review the risk factors and the information that could materially affect the Company’s financial results and business, described in documents the Company files from time to time with the Securities and Exchange Commission, including its quarterly reports on Form 10-Q and Annual Reports on Form 10-K, and particularly the discussions of business considerations and certain factors that may affect results of operations and stock price set forth therein. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of the respective documents. The Company undertakes no obligation to revise these forward-looking statements.

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